Exhibit 21

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of the Company as of December 31, 2012, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary. Unless otherwise noted, all subsidiaries are 100% owned (directly or indirectly) by Consolidated Communications Holdings, Inc.

Name	State of Incorporation
Consolidated Communications, Inc.	Illinois
Consolidated Communications of Texas Company	Texas
Consolidated Communications of Fort Bend Company	Texas
Consolidated Communications Services Company	Texas
Consolidated Communications Enterprise Services, Inc.	Delaware
Consolidated Communications of Pennsylvania Company, LLC	Delaware
East Texas Fiberline Incorporated (63% ownership)	Texas
Illinois Consolidated Telephone Company	Illinois
SureWest Communications (WH Acquisition II Corp.)	California
SureWest Communications, Inc.	Delaware
SureWest Telephone	California
SureWest Long Distance	California
SureWest Televideo	California
SureWest Broadband	California
SureWest Fiber Ventures, LLC	Delaware
SureWest Kansas, Inc.	Delaware
SureWest Kansas Holdings, Inc.	Delaware
SureWest Kansas Operations, LLC	Delaware
SureWest Kansas Purchasing, LLC	Delaware
SureWest Kansas Connections, LLC	Delaware
SureWest Kansas Licenses, LLC	Delaware